WELCARE SERVICE CORPORATION - IV
7000 Central Parkway
Suite 970
Atlanta, GA  30328

(404) 698-9040 (t)(404) 395-9776 (f)

June 20, 1995


Mr. Don C. Bedell
Mt. Grove #1, Inc.
731 North Main
Sikeston, Missouri  63801



	RE:     Binding Letter of Intent for the Acquisition and Sale of
the Assets of Mt. Grove Nursing Center, Wright County, Missouri

Dear Mr. Bedell:

	This is a binding letter of intent from WelCare Service Corporation - IV, a Georgia corporation, the managing general partner of Consolidated Resources Health Care Fund IV ("WSC-IV", "our", "us", or "we") for the sale of substantially all of the Assets (as defined below and shown on Exhibit "A") of that certain property known as Mt. Grove Nursing Center, Wright County, Missouri ("Mt. Grove") together with Mt. Grove's Certificate of Need and Licenses to operate, to the extent that these can be legally assigned, for the operation of one hundred
(120) comprehensive care beds to Mt. Grove #1, Inc. ("MG #1", "you", or "your"). Please execute this letter on behalf of MG #1 in the place provided below and return it to us. Your execution of this letter indicates that it is your intention to be bound by the terms of this binding letter of intent, as it is our intention to be so bound. It is also our intention and your intention to execute additional agreements prior to the purchase and sale of Mr. Grove but we both agree that such further agreements are not necessary as this letter forms a binding contract.

	For Ten Dollars ($10.00) in hand paid to the other and other good and valuable considerations, MG #1 and WSC-IV agree to the following:

	1. Acquisition: For the price set forth below, you will acquire free and clear of any liens, claims, liabilities or encumbrances: substantially all tangible and intangible assets used at Mt. Grove including: all land (as shown on Exhibit
"A"), improvements, bond sinking fund reserves available at Closing (totaling approximately One Hundred Ninety Thousand and no/100's dollars ($190,000.00)), patient records and certificates, inventories and supplies, prepaid items, furniture, equipment, any and all interests in, to the extent transferable by law the Certificate of Need and all licenses and permits for the operation of Mt. Grove (the "Assets"). The
Purchase Price, as set forth below, will include the assumption of that certain Loan Agreement dated as of October 1, 1988, relating to $3,110,000 First Mortgage Health Care Facilities Refunding Revenue Bonds (the "Bond Debt"). The Purchase Price, as defined below, does not include the accounts payable, the patients receivables, or the Medicaid or

Medicare receivables earned through the Closing. We will pay the accrued employee benefits and real property taxes through the Closing.

	2. Price. In payment of the Assets you will assume as the purchase price (the "Purchase Price") at Closing approximately
Two Million Eight Hundred Twenty-Five Thousand Dollars
($2,825,000.00) in secured Bond Debt on Mt. Grove.

	3. Conditions. This acquisition will be subject to certain conditions, including but not limited to the follows:

	  i) Governmental and Third Party Approvals. Favorable orders, consents and approvals, including Certificates of Need and license transfer. In the form required to consummate the transaction will have been received (if required) from all necessary governmental agencies or third parties, any applicable waiting periods with respect to such filings shall have expired and no action shall have been taken or threatened by any governmental agency seeking to enjoin consummation of the transactions described herein, including but not limited to the receipt by us of a Certificate of Need and license for a minimum of 120 comprehensive care (skilled) beds;

	  ii) Warranties and Representations. All warranties and representations shall be accurate both when given and at the date of the closing of the proposed acquisition (the "Closing");

	  iii) Assumption of Mortgages. The assumption by MG #1, or its assignees, without penalty or interest rate increased, of the mortgage that liens the Assets of Mt. Grove; and

	  iv) Satisfactory Results of Due Diligence Review. Your due diligence review shall indicate no material defects or failures of title, material liabilities, environmental or structural conditions uneconomical or burdensome repair costs or other results of a material nature not reasonably satisfactory to you.

	4. Inspection. MG #1 and its agents may inspect the physical assets of Mt. Grove and review its business and financial records at reasonable times and in such a manner so as not to unreasonably disrupt Mt. Grove's normal business. We will cooperate to the fullest extent possible to facilitate your inspection and the inspection of any attorneys, accountants, engineers or other advisors you may retain for that purpose.

	5. Interim Management Agreement. Within five (5) business days of the execution of this binding letter of intent, MG #1 may begin to manage Mt.Grove under the terms of a mutually acceptable management agreement.

	6. Closing; Best Efforts; Expenses. The Closing of the acquisition will take place as soon as all appropriate conditions have been fulfilled but not later than June 30, 1995.
 Each party will use its reasonable best efforts to satisfy all appropriate conditions as soon as possible. Each party will pay its fees and expense and those of its agents and advisors, whether or not the acquisition and sale is consummated. Each of us will warrant that no brokerage commission is payable by either of us to any third party the acquisition.

	If the foregoing sets forth your intention as to your acquiring and our selling the Assets of Mt. Grove, please so signify by executing this letter in the place shown below and return it to us on or before June 23, 1995. Please feel free to call us if you require any additional information.


Very truly yours,



CONSOLIDATED RESOURCES HEALTH CARE FUND IV

BY:     WELCARE SERVICE CORPORATION-IV,

	Managing General Partner

By:     /s/ J. Stephen Eaton

	J. Stephen Eaton, President

Accepted and agreed to on June ___, 1995.

MT. GROVE #1, INC.


By:     /s/ Don C. Bedell

	Don C. Bedell, President